EXHIBIT 23.2


                        INDEPENDENT AUDITORS' CONSENT OF
                     POLLARD-KELLEY AUDITING SERVICES, INC.

We hereby consent to the incorporation in this form SB-2 and related Prospectus of Sealife Corporation. for the registration of 6,600,000 shares of its common stock, of our report dated August 28, 2004, which includes an emphasis paragraph relating to the Company's ability to continue as a going concern, with respect to the consolidated financial statements of Sealife Corporation as of May 31, 2004 and 2003, and for the fiscal years then ended. We also consent to the reference to our Firm under the captions "Experts" in such Prospectus.


/S/ TERANCE KELLEY
--------------------------------------
Terance Kelley
Pollard-Kelley Auditing Services, Inc.

Fairlawn, Ohio
January 20, 2005